Exhibit 10.13(a)

International Business Machines Corporation

New Orchard Road

Armonk, New York 10504

October 27, 2004

Ms. Gloria McCarthy

Executive Vice President and

Chief Operating Officer

WellChoice, Inc.

11 West 42nd Street

New York, New York 10036

Subject:	Agreement regarding claims engine matters

Dear Gloria:

This letter agreement (“Letter”) is between International Business Machines Corporation (“IBM”) and WellChoice, Inc. (“WellChoice”).

WellChoice and IBM agree to the following, effective as of October 27, 2004 (the “Letter Effective Date”):

1.	The Master Services Agreement between the parties, originally dated June 1, 2002, as amended (the “MSA”) is amended as provided below:

a.	Schedule A-5 of the MSA is deleted in its entirety.

b.	The table entitled “Savings to WellChoice Prior to Additional Spend by WellChoice” that is Exhibit 1 to Schedule C of the MSA is deleted and replaced by the table titled “Savings to WellChoice,” attached hereto as Exhibit 1.

c.	All references to rights or obligations of the Parties regarding the claims engine in all attachments to the MSA, including without limitation, in the second sentence of paragraph 2 of Section 1 in Schedule A-1, shall be deleted.

d.	In Section 1.1(a) of the MSA, delete the phrase “which savings will be used in part in connection with the Claims Engine, as defined below, and”.

e.	Delete Section l.1(b) of the MSA and replace it with “[Intentionally Left Blank]”.

f.	In Section 1.1(e) of the MSA, delete the phrase “(i) the Claims Engine License Agreement, (ii) the Licensing and Joint Development Agreement, and (iii) this Master Services Agreement” and replace such phrase with “(i) the Licensing and Joint Development Agreement and (ii) this Master Services Agreement”

g.	In Section 2.1 (m) of the MSA, add to the end of this section, before the period [“.”]: “which was terminated by the Parties effective as of October 27, 2004”.

h.	Delete the last sentence of Section 7.4(b)(ii) of the MSA.

i.	In Section 2.0 of Contract Amendment AM-0009 of the MSA, delete the definition of “Additional Services”.

j.	Delete Article 4 (including Sections 4.1, 4.2 and 4.3) of Schedule C in its entirety and replace it with “[Intentionally Left Blank]”. For clarity, IBM (on behalf of itself and its Affiliates) hereby relieves WellChoice (and its Affiliates) of the spending commitments arising under Article 4 of Schedule C of the MSA, including (i) the remainder of the fifty-five million Dollar ($55,000,000) additional spending commitment in Section 4.2, and (ii) WellChoice’s obligation to spend up to thirty million Dollars ($30,000,000) on systems integration services in Section 4.1.

2.	Except as expressly set forth herein, the Software License and Support Agreement, originally dated June 1, 2002, as amended, including all schedules, attachments, and exhibits thereto (“SLSA”), shall be terminated and of no further force or effect. The provisions of the SLSA that survive termination of the SLSA pursuant to Section 14.12 thereof shall survive termination of the SLSA under this Letter, other than the License and Sections 3.8(c), 3.12(c), 5.2, 7.9, 7.10, 11, 12 (except for sections 12.2, 12.3, 12.5, 12.6 and 12.7, which shall survive only to the extent of claims subject to indemnification accruing before the Letter Effective Date), 16.7, 16.11, and 16.12, which shall not survive termination of the SLSA under this Letter.

3.	The parties hereby agree IBM and WellChoice shall promptly following the Letter Effective Date cooperate and take all actions necessary to terminate the Preferred Escrow Agreement entered into by IBM, deNovis, WellChoice and DSI Technology Escrow Services, Inc. dated effective as of June 2002.

4.	WellChoice (on behalf of itself and its Affiliates (as defined in the MSA)) and IBM (on behalf of itself and its Affiliates (as defined in the MSA)), except with respect to any surviving obligations under sections 12.2, 12.3, 12.5, 12.6, or 12.7 of the SLSA with respect to claims subject to indemnification arising before the Letter Effective Date, each hereby unconditionally fully and finally discharge and release the other Party (as defined in the MSA), its Affiliates, and their respective officers, directors, agents, employees, contractors, successors and assigns, from any and all claims, losses, damages, causes of action of whatever type or nature, whether based in law or equity, in contract or in tort, and whether known or unknown, arising out of, or related to the claims engine development project, including, without limitation, the SLSA, Schedule A-5 of the MSA, and Article 4 of Schedule C of the MSA, that accrued on or before the Letter Effective Date.

Except as expressly amended herein, the MSA shall remain in fall force and effect. This Letter (i) may only be amended by a writing signed by the parties, (ii) is the sole agreement of the parties relating to the subject matter hereto, replacing any prior or contemporaneous agreements between the parties relating to the subject matter hereto, and (iii) shall be governed by the substantive laws of the State of New York.

Please sign and return a copy of this Letter acknowledging your agreement with its contents.

Agreed to and accepted by:

/s/ LOIS ROMEO	10/27/04	/s/ GLORIA MCCARTHY	10/27/04
Lois Romeo	Date	Gloria McCarthy	Date
Vice President, Payor Services Offering International Business Machines Corp.		Executive Vice President & COO WellChoice, Inc.

Page 3 of 3